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                                                                   EXHIBIT 10.8


                                October 7, 1997



                                         By Facsimile
                                         ------------
                                         609-497-4587
Mr. John P. Bantleman
1193 Great Road
Princeton, NJ  08540

Dear John:

     It is my pleasure to offer you the position of President and Chief Operating Officer with a tentative start date of October 20, 1997, or sooner if you can relocate quickly.


     You will be compensated semi-monthly in arrears based on an annual salary of $175,000. You will also be eligible to receive additional bonus compensation of up to $75,000 per annum to be based on performance criteria to be established within 90 days after your commencement of employment. If you meet or exceed your performance criteria, your total cash compensation will be $250,000 per annum.

     You will also receive 900,000 shares of restricted common stock, vesting at a rate of 1/5th on your first anniversary of employment with the company and 1/60th per month over a four-year period thereafter. You will purchase these shares for $0.30 per share with a promissory note, pursuant to a Restricted Stock Purchase Agreement. These shares will become immediately vested upon the consummation of a sale of assets or merger or other business combination pursuant to which shareholders of this Company receive securities of a buyer whose shares are publicly traded.

     To help cover your relocation expenses from Princeton, New Jersey, to the San Francisco Bay Area, (i) Evolve will reimburse up to fifty percent (50%) of a total estimated $25,000 sales or brokerage commission to be paid by you on the sale of your home in Princeton, New Jersey, consummated in connection with your change of residence for employment at Evolve, and (ii) Evolve will reimburse your reasonable moving costs, your transportation to and from Princeton, New Jersey, to the San Francisco Bay Area during the transition period not to exceed six months, and any reasonable rent or housing costs incurred by you in excess of your expenses at your current residence for so long as you maintain your residence in Princeton, New Jersey, but not longer than six months (collectively, the "Relocation Expenses"). Evolve will promptly advance you $25,000 of the Relocation Expenses upon your acceptance of this offer of employment. In the event that you voluntarily terminate your employment with Evolve within two years of your start date, then you will be obligated to reimburse Evolve for your Relocation Expenses.

     Evolve also offers comprehensive health care benefits and a 401(k) plan. You will receive further information about our benefits programs on your first day of employment.
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     Our offer to hire you is contingent upon your submission of satisfactory proof of your identity and your legal authorization to work in the United States, and Evolve's policy is that all employment and compensation with company is "at will" in that they can be terminated with or without cause, and with or without notice, at any time at the option of either Evolve or yourself, except as otherwise provided by law.

     We are very excited about having you on board. Please indicate your acceptance of this offer by faxing back a signed copy of this letter to the attention of Russell DeLeon at (415) 439-4021.

                                      Sincerely,


                                      Michael Seashols
                                      Chairman of the Board


Accepted and agreed to:


By:
   ______________________________
         John Bantleman


Date: ___________________________